NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
July 29, 2005                                FRED W. RICKERT
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2005 2nd QUARTER RESULTS

     Kahului, Hawaii, July 29.....Maui Land & Pineapple Company, Inc.
(AMEX: MLP) reported net income of $6.5 million ($.90 per share) for the second quarter of 2005 compared to a net loss of $2.4 million ($.33 per share) for the second quarter of 2004. For the first six months of 2005, the Company's net income was $7.7 million ($1.07 per share) compared to a net loss of $855,000 ($.12 per share) for the same period in 2004. Revenues for the second quarter of 2005 were $51.2 million compared to $29.7 million for the second quarter of 2004. For the first six months of 2005, consolidated revenues were $89.3 million compared to $70.3 million for the first half of 2004.

     In the second quarter of 2005, the Company concluded two land sale transactions of Upcountry Maui properties and recognized revenues of $14.5 million and pre-tax gains of $10.5 million. The first sale included approximately 25 acres of land and improvements to the Hui No`eau Visual Arts Center. The second sale included approximately 129 acres of Upcountry Maui land.

     "We continue to re-invest our gains to improve our resort, development and agricultural operations," said David C. Cole, Chairman, President and CEO, of ML&P. "Our pineapple segment hit performance targets as we work to re-size the business to address specialty fruit markets - although the unit continues to be impacted by additional depreciation charges linked to the planned replacement of current plant facilities next year. Results in the Resort segment reflect the closing of The Plantation Golf Course for replacement of the greens and fairway bunkers, while the Community Development segment has benefited from a robust market for residential properties on Maui."

     The Pineapple segment produced an operating loss from continuing operations of $2.6 million for the second quarter of 2005 compared to an operating loss of $2.8 million for the second quarter of 2004. Revenues for the second quarter of 2005 of $16.3 million were 4% lower than the second quarter of 2004. For the first six months of 2005, the Pineapple segment reported an operating loss of $4.7 million compared to an operating loss of $4.6 million for the first six months of 2004. Revenues of $32.0 million for the first six months of 2005 were 17% lower than the first six months of 2004. The Pineapple operating loss for the second quarter and first half of 2005 includes $1.2 million and $1.4 million, respectively, of additional depreciation charges due to the planned replacement of the current cannery, can plant and fresh fruit packing facility.

     Lower revenues for the second quarter and first half of 2005 largely reflect a reduction in canned sales volume following the Company's decision to discontinue serving certain retail segments. Average sales prices for the Company's canned and fresh pineapple increased in the second quarter and first half of 2005 compared to the same periods in 2004.

     The Resort segment reported an operating loss of $2.3 million for the second quarter of 2005 compared to an operating loss of $1.4 million for the second quarter of 2004. For the first six months of 2005, the Resort produced an operating loss of $1.9 million compared to an operating loss of $1.3 million for the first six months of 2004. Resort revenues of $8.7 million for the second quarter of 2005 were 12% lower than the second quarter of 2004; revenues for the first half of 2005 of $22.1 million were 2% lower than the same period in 2004.

     The closure of the Plantation Golf Course as of April 1, 2005 for extensive greens and fairway bunker renovations was the single largest contributor to the lower revenues and increased operating losses from the Resort segment in 2005. The renovations remain on schedule and the course is scheduled to reopen on July 31, 2005.

     The Community Development segment reported an operating profit of $15.3 million for the second quarter of 2005 compared to $1.0 million for the second quarter of 2004. For the first six months of 2005, Community Development had operating profit of $19.2 million compared to $5.3 million for the first six months of 2004. Revenues from this operating segment were $26.2 million for the second quarter of 2005 compared to $3.0 million for the second quarter of 2004. For the first six months of 2005, revenues from this segment were $35.1 million compared to $9.1 million for the first six months of 2004.

     In addition to the land sales mentioned above, revenues from the Community Development segment for the second quarter of 2005 includes $9.9 million from the sale of lots at the Honolua Ridge residential subdivision. For the first six months of 2005, Community Development revenues include $17.2 million from the sale of lots at Honolua Ridge. Revenues and profit from Honolua Ridge are being recognized using the percentage-of-completion method as the subdivision improvements are completed. At the end of the second quarter of 2005, these improvements were approximately 92% complete. Operating profit for the second quarter and first half of 2004 includes $506,000 and $4.5 million, respectively, from the sale of real estate.

             *        *        *        *        *






                  MAUI LAND & PINEAPPLE COMPANY, INC.
                   Report of Consolidated Operations
                              (Unaudited)
            (Dollars in Thousands Except Per Share Amounts)

                           Three Months Ended        Six Months Ended
                                June 30                  June 30
                             2005      2004           2005     2004
Revenues
  Pineapple                  $16,256    $16,871    $32,043   $38,596
  Resort                       8,674      9,888     22,118   22,515
  Community Development       26,224      2,965     35,136    9,111
  Other                           16         18         34       34
Total Revenues                51,170     29,742     89,331   70,256

Operating Profit (Loss)
  Pineapple                   (2,603)    (2,761)    (4,691)  (4,553)
  Resort                      (2,252)    (1,359)    (1,934)  (1,259)
  Community Development       15,321      1,008     19,242    5,347
  Other                          (57)      (145)      (125)    (238)

Net Operating Profit (Loss)   10,409     (3,257)    12,492     (703)

Interest Expense                 (95)      (275)      (237)    (652)
Interest Income                   10          7         30       28
Income Tax (Expense) Benefit  (3,840)     1,178     (4,546)     438

Income (Loss) - Continuing
  Operations                   6,484     (2,347)     7,739     (889)

Income (Loss) - Discontinued
  Operations                      --        (26)        --       34

Net Income (Loss)            $ 6,484    $(2,373)   $ 7,739   $ (855)

Earnings Per Common Share
  Basic                          .90       (.33)      1.07     (.12)
  Diluted                        .89       (.33)      1.06     (.12)

Average Common Shares Outstanding
  Basic                    7,228,569  7,195,822  7,227,576  7,195,811
  Diluted                  7,321,733  7,195,822  7,322,835  7,195,811


NOTES:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2005, responsibility for the real estate leasing activity that was accounted for in the Resort segment was transferred to the Community Development segment (previously called "Development" segment) and prior year amounts were restated for comparability. The Community Development segment as reorganized is comprised of all of the Company's real estate entitlement, development, construction, sales and leasing activities. The Community Development segment also includes the Company's 51% equity interest in Kapalua Bay Holdings LLC, the owner and operator of the Kapalua Bay Hotel. Remaining in the Resort segment are the ongoing operations of Kapalua Resort's recreation and retail operations, the Kapalua Villas, and the water and sewage transmission utility companies operations.

Revenues and operating profit reported for the operating segments for the three and six months of 2004 have also been restated to conform to a change in Statement of Operations reporting format and the allocation practice for corporate general and administrative expenses that the Company adopted in the fourth quarter of 2004.